EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OIL STATES INTERNATIONAL, INC.
The name of the corporation is "Oil States International, Inc." (the "Corporation").
The original certificate of incorporation ("Original Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on July 6, 1995, under the name "CE Holdings, Inc."
The Original Certificate of Incorporation was subsequently amended and restated on February 13, 2001 (the "2001 Certificate of Incorporation").
This Amended and Restated Certificate of Incorporation (this "Certificate of Incorporation") has been declared advisable by the board of directors of the Corporation (the "Board"), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").
The text of the 2001 Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is "Oil States International, Inc."
ARTICLE II
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 108 Lakeland Ave., in the city of Dover, County of Kent, Delaware 19901. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.
ARTICLE III
PURPOSE
The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
Section 4.1    Authorized Capital Stock. The Corporation shall be authorized to issue 225,000,000 shares of capital stock, consisting of two classes: 200,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").
Section 4.2    Preferred Stock. The authorized shares of Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series, the par value and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:
(a)    the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
(b)    the voting powers, if any, and whether such voting powers are full or limited, in such series;
(c)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)    whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
(e)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;
(f)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and price or prices or the rates of exchange applicable thereto;
(g)    the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;
(h)    the provisions, if any, of a sinking fund applicable to such sales; and
(i)    any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;
all as shall be determined from time to time by the Board and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").
Except as required by law, holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof; unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
Section 4.3    Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote for the members of the Board (the "Directors") and for all other purposes. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof unless a vote of any such holders is required pursuant to any Preferred Stock Designation. The Corporation shall be entitled to treat the Person in which name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof; except as expressly provided by applicable law.
ARTICLE V
THE BOARD
To the extent not provided for in this Certificate of Incorporation, the number, nominations, qualifications, tenure, vacancies and removal of the Directors shall be as set forth in the Bylaws.
Section 5.1    Number, Election and Terms of Directors. The number of Directors which shall constitute the entire Board shall be fixed from time to time by a majority of the Directors then in office and shall be divided into three classes: Class I, Class II and Class III; provided, however, that the number of Directors which shall constitute the entire Board shall be not less than three. Each Director shall serve for a term ending on the third annual meeting following the annual meeting of stockholders at which such Director was elected; provided, however, that the Directors first elected to Class I shall serve for a term expiring at the annual, meeting of stockholders next following the end of the calendar year 2001, the Directors first elected to Class II shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2002, and the Directors first elected to Class III shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2003. Each Director shall hold office until the annual meeting of stockholders at which such Director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

At such annual election, the Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors they succeed, unless, by reason of any intervening changes in the authorized number of Directors, the Board shall have designated one or more Directorships whose terms then expires as Directorships of another class in order to more nearly achieve equality of number of Directors among the classes.
In the event of any changes in the authorized number of Directors, each Director then continuing to serve shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board shall specify the class to which a newly created Directorship shall be allocated.
Election of Directors need not be by written ballot unless the Bylaws shall so provide.
Section 5.2    Removal Of Directors. No Director of the Corporation shall be removed from office as a Director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors, voting together as a single class.
Section 5.3    Vacancies. Subject to any requirements of law to the contrary, newly created Directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new Directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board in accordance with the Bylaws.
ARTICLE VII
AMENDMENT OF CERTIFICATE OF INCORPORATION
Except as otherwise provided in this Certificate of Incorporation, the Bylaws or by applicable law, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article XI, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.
ARTICLE VIII
STOCKHOLDER ACTION BY WRITTEN CONSENT
Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.
ARTICLE IX
DELAWARE ANTITAKEOVER STATUTE
The provisions of Section 203 of the DGCL shall not be applicable to the Corporation.
ARTICLE X
ANTI-DILUTION
No holder of shares of capital stock of the Corporation shall have any preemptive or other right to purchase or subscribe for or receive any shares of capital stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds or debentures exchangeable for or carrying any right to purchase any shares of capital stock of the Corporation.

ARTICLE XI
LIMITED LIABILITY OF DIRECTORS AND OFFICERS
A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, except, if required by the DGCL, as amended from time to time, for liability (i) for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any Director, under Section 174 of the DGCL, (iv) for any transaction from which the Director or officer derived an improper personal benefit, or (v) with respect to any officer, in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended. Neither the amendment nor repeal of this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment or repeal.
IN WITNESS WHEREOF, Oil States International, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 9th day of May, 2023.

/s/ Cindy B. Taylor
Cindy B. Taylor
President & Chief Executive Officer
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